Exhibit 10.12

Amendment No. 1 to the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan

Section 4.3 is amended and restated in its entirety to read:

4.3 Annual Award Limits. Subject to adjustment as set forth in Section 4.4 and as may be adjusted from time to time by resolution of the Board (which resolution shall have the same effect as if adopted by the Committee pursuant to Section 3.2 herein) (each of (a)-(c) an “Annual Award Limit” and collectively the “Annual Award Limits”):

(a) the maximum aggregate number of Shares for which Options or SARs may be granted to any Participant in any calendar year shall be 500,000 Shares (for avoidance of the doubt, this limit applies separately to each type of award);

(b) the maximum aggregate number of Shares that may be paid to any Participant in any calendar year under an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards, in each case that are Performance-Based Compensation, shall be 250,000 Shares determined as of the date of payout (for avoidance of the doubt, this limit applies separately to each type of award); and

(c) the maximum aggregate amount that may be paid to any Participant in any calendar year under an Award of Performance Units, Cash-Based Awards or any other Award that is payable in cash, in each case that are Performance-Based Compensation, shall be $5,000,000 determined as of the date of payout.

Section 22.2 is amended and restated in its entirety to read:

22.2 Tax Withholding.

(a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount or such greater amount as may be permitted under applicable accounting standards or applicable law, to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of this Plan.

(b) Share Withholding. With respect to withholding required upon the exercise of Options or SARS, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively referred to as “Share Payment”), a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from the Share Payment the number of Shares having a Fair Market Value on the date of the withholding is to be determined equal to the minimum statutory withholding requirement or such greater amount as may be permitted under applicable accounting standards or applicable law. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.